Exhibit 99.1

JETBLUE AIRWAYS REPORTS FEBRUARY TRAFFIC

New York, NY (March 10, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for February 2017. Traffic in February increased 0.1 percent from February 2016, on a capacity increase of 0.7 percent.

Load factor for February 2017 was 82.6 percent, a decrease of 0.5 points from February 2016. JetBlue’s preliminary completion factor was 95.6 percent and its on-time (1) performance was 72.3 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of February increased approximately one and a half percent year over year. Excluding the impact of winter storms Niko and Orson, February RASM decreased approximately one half of a percent.

For the first quarter of 2017, RASM is expected to decrease between four and five percent year over year. March RASM is expected to be negatively impacted by approximately six percentage points due to Easter calendar placement.

JETBLUE AIRWAYS TRAFFIC RESULTS

	February 2017	February 2016	% Change
Revenue passenger miles (000)	3,456,625	3,454,503	0.1%
Available seat miles (000)	4,182,711	4,155,111	0.7%
Load factor	82.6%	83.1%	-0.5 pts.
Revenue passengers	2,933,684	2,862,153	2.5%
Departures	26,189	25,677	2.0%
Average stage length (miles)	1,087	1,119	-2.9%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	7,319,818	7,010,365	4.4%
Available seat miles (000)	8,819,352	8,461,476	4.2%
Load factor	83.0%	82.9%	0.1 pts.
Revenue passengers	6,224,212	5,809,363	7.1%
Departures	55,518	52,709	5.3%
Average stage length (miles)	1,082	1,111	-2.6%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.

JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 100 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com